EXHIBIT 5.1

November 7, 2018

WestRock Company

1000 Abernathy Road, Suite 800

Atlanta, Georgia 30328

Re: WestRock Company - Registration Statement on Form S-8

Ladies and Gentlemen:

As General Counsel of WestRock Company, a Delaware corporation (the “Company”), I have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering by the Company of up to 39,396,169 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the MeadWestvaco Corporation 2005 Performance Incentive Plan, as Amended and Restated, the Rock-Tenn Company Amended and Restated 2004 Incentive Stock Plan, the Rock-Tenn Company (SSCC) Equity Incentive Plan, the WestRock Company Amended and Restated 2016 Incentive Stock Plan, the Multi Packaging Solutions International Limited 2015 Incentive Award Plan, the WestRock Company Employee Stock Purchase Plan, the KapStone Paper and Packaging 2016 Incentive Plan, the KapStone Paper and Packaging 2014 Incentive Plan and the KapStone Paper and Packaging Amended and Restated 2006 Incentive Plan (collectively, the “Plans”).

As such counsel, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinion hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.

The opinion expressed herein is limited in all respects to the corporate law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinion expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that the Common Stock, when and if issued in accordance with the terms set forth in the applicable Plan, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur that could affect the opinion contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Robert B. McIntosh
Executive Vice President, General Counsel and Secretary